                                                                  EXHIBIT 99-2

                           PULITZER PUBLISHING COMPANY
                                AND SUBSIDIARIES

                                TABLE OF CONTENTS


CONSOLIDATED FINANCIAL STATEMENTS

         Statements of Consolidated Income for each of the Three-Month Periods
              Ended March 31, 1998 and 1997

         Statements of Consolidated Financial Position at March 31, 1998 and
              December 31, 1997

         Statements of Consolidated Cash Flows for each of the Three-Month
              Periods Ended March 31, 1998 and 1997

         Notes to Consolidated Financial Statements


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PULITZER PUBLISHING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED INCOME
(UNAUDITED)
(IN THOUSANDS, EXCEPT EARNINGS PER SHARE DATA)

                                                            First Quarter Ended
                                                                March 31,
                                                        -----------------------
OPERATING REVENUES - NET:                                  1998           1997
                                                        ---------     ---------
  Publishing:
    Advertising                                         $  57,721     $  53,927
    Circulation                                            22,198        22,434
    Other                                                  10,310         9,474
  Broadcasting                                             53,170        50,171
                                                        ---------     ---------
              Total operating revenues                    143,399       136,006
                                                        ---------     ---------
OPERATING EXPENSES:
  Publishing operations                                    37,314        34,533
  Broadcasting operations                                  18,109        16,994
  Selling, general and administrative                      47,459        45,782
  St. Louis Agency adjustment                               5,270         4,929
  Depreciation and amortization                             8,930         9,183
                                                        ---------     ---------
              Total operating expenses                    117,082       111,421
                                                        ---------     ---------

  Operating income                                         26,317        24,585

  Interest income                                           1,042         1,450
  Interest expense                                         (3,462)       (4,525)
  Net other expense                                          (290)         (320)
                                                        ---------     ---------

INCOME BEFORE PROVISION FOR INCOME
  TAXES                                                    23,607        21,190

PROVISION FOR INCOME TAXES                                  9,642         8,695
                                                        ---------     ---------

NET INCOME                                              $  13,965     $  12,495
                                                        =========     =========

BASIC EARNINGS PER SHARE OF STOCK:
  Earnings per share                                    $    0.63     $    0.57
                                                        =========     =========

  Weighted average number of shares outstanding            22,223        22,029
                                                        =========     =========

DILUTED EARNINGS PER SHARE OF STOCK:
  Earnings per share                                    $    0.62     $    0.56
                                                        =========     =========

  Weighted average number of shares outstanding            22,615        22,378
                                                        =========     =========

See notes to consolidated financial statements.

PULITZER PUBLISHING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED FINANCIAL POSITION
(UNAUDITED)
(IN THOUSANDS)



                                                                                    March 31,              December 31,
                                                                                       1998                    1997
                                                                                 -----------------       ------------------

ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                                           $ 84,252                $ 62,749
  Trade accounts receivable (less allowance for doubtful
    accounts of  $2,524 and $2,411)                                                     75,212                  85,882
  Inventory                                                                              3,670                   5,265
  Prepaid expenses and other                                                            12,666                  12,847
  Program rights                                                                         5,266                   7,866
                                                                                      --------                --------

              Total current assets                                                     181,066                 174,609
                                                                                      --------                --------

PROPERTIES:
  Land                                                                                  16,050                  16,154
  Buildings                                                                             85,879                  84,215
  Machinery and equipment                                                              228,572                 225,113
  Construction in progress                                                              10,099                   7,324
                                                                                      --------                --------
              Total                                                                    340,600                 332,806
  Less accumulated depreciation                                                        176,500                 170,992
                                                                                      --------                --------

              Properties - net                                                         164,100                 161,814
                                                                                      --------                --------

INTANGIBLE AND OTHER ASSETS:
  Intangible assets - net of applicable amortization                                   285,624                 287,617
  Receivable from The Herald Company                                                    37,651                  39,733
  Other                                                                                 21,488                  19,183
                                                                                      --------                --------

              Total intangible and other assets                                        344,763                 346,533
                                                                                      --------                --------

                   TOTAL                                                              $689,929                $682,956
                                                                                      ========                ========

                                                                                                (Continued)


PULITZER PUBLISHING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED FINANCIAL POSITION
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                         March 31,          December 31,
                                                                                           1998                 1997
                                                                                    -----------------       ------------------

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Trade accounts payable                                                               $  12,884             $  16,158
  Current portion of long-term debt                                                       12,705                12,705
  Salaries, wages and commissions                                                         11,278                15,232
  Income taxes payable                                                                     9,591                 3,070
  Program contracts payable                                                                5,148                 7,907
  Interest payable                                                                         2,259                 5,677
  Pension obligations                                                                        348                   348
  Acquisition payable                                                                      9,804                 9,804
  Other                                                                                    8,441                 4,386
                                                                                       ---------             ---------
              Total current liabilities                                                   72,458                75,287
                                                                                       ---------             ---------

LONG-TERM DEBT                                                                           172,705               172,705
                                                                                       ---------             ---------

PENSION OBLIGATIONS                                                                       27,452                26,709
                                                                                       ---------             ---------

POSTRETIREMENT AND POSTEMPLOYMENT
  BENEFIT OBLIGATIONS                                                                     91,951                91,906
                                                                                       ---------             ---------

OTHER LONG-TERM LIABILITIES                                                                5,383                 5,572
                                                                                       ---------             ---------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value; 25,000,000 shares
    authorized; issued and outstanding - none
  Common stock, $.01 par value; 100,000,000 shares authorized;
    issued - 6,891,619 in 1998 and 6,797,895 in 1997                                          69                    68
  Class B common stock, convertible, $.01 par value; 50,000,000
    shares authorized; issued - 27,125,247 in 1998 and 1997                                  271                   271
  Additional paid-in capital                                                             137,489               135,542
  Retained earnings                                                                      370,124               362,828
                                                                                       ---------             ---------
              Total                                                                      507,953               498,709
  Treasury stock - at cost; 25,519 and 24,660 shares of common stock in 1998 and 1997, respectively, and  11,700,850 shares
          of Class B common stock in 1998 and 1997                                      (187,973)             (187,932)
                                                                                       ---------             ---------
              Total stockholders' equity                                                 319,980               310,777
                                                                                       ---------             ---------

                   TOTAL                                                               $ 689,929             $ 682,956
                                                                                       =========             =========
                                                                                                 (Concluded)

See notes to consolidated financial statements.

PULITZER PUBLISHING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED CASH FLOWS
(UNAUDITED)
(IN THOUSANDS)

                                                                                           First Quarter Ended
                                                                                                March 31,
                                                                                     ---------------------------------
                                                                                             1998            1997
                                                                                     ---------------   ---------------


CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                              $ 13,965         $ 12,495
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation                                                                           5,512            5,802
      Amortization of intangibles                                                            3,418            3,381
      Changes in assets and liabilities (net of the
       effects of the purchase of properties) which provided (used) cash:
          Trade accounts receivable                                                         10,670            8,215
          Inventory                                                                          1,595             (352)
          Other assets                                                                         896           (2,053)
          Trade accounts payable and other liabilities                                      (9,380)          (6,359)
          Income taxes payable                                                               6,521            5,736
                                                                                          --------         --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                   33,197           26,865
                                                                                          --------         --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                                      (6,975)          (3,554)
  Purchase of publishing properties                                                         (1,998)
  Investment in limited partnerships                                                        (1,342)
  Decrease in notes receivable                                                                  45            4,965
                                                                                          --------         --------
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES                                        (10,270)           1,411
                                                                                          --------         --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                                                            (3,331)          (2,859)
  Proceeds from exercise of stock options                                                    1,613            1,291
  Proceeds from employee stock purchase plan                                                   335
  Purchase of treasury stock                                                                   (41)             (28)
                                                                                          --------         --------
NET CASH USED IN FINANCING ACTIVITIES                                                       (1,424)          (1,596)
                                                                                          --------         --------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                                   21,503           26,680

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                              62,749           73,052
                                                                                          --------         --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                $ 84,252         $ 99,732
                                                                                          ========         ========




See notes to consolidated financial statements.

PULITZER PUBLISHING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)


1.    ACCOUNTING POLICIES

Basis of Consolidation - The consolidated financial statements include the accounts of Pulitzer Publishing Company (the "Company" or "Pulitzer") and its subsidiary companies, all of which are wholly-owned. All significant intercompany transactions have been eliminated from the consolidated financial statements.

Interim Adjustments - In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position as of March 31, 1998 and the results of operations and cash flows for the three-month periods ended March 31, 1998 and 1997. These financial statements should be read in conjunction with the audited consolidated financial statements and related notes thereto contained in Exhibit 99-1 to the Company's Current Report on Form 8-K dated December 16, 1998, as filed with the Securities and Exchange Commission. Results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

Fiscal Year and Fiscal Quarters - The Company's fiscal year and first fiscal quarter end on the Sunday coincident with or prior to December 31 and March 31, respectively. For ease of presentation, the Company has used December 31 as the year end and March 31 as the first quarter end.

Earnings Per Share of Stock - Basic earnings per share of stock is computed using the weighted average number of common and Class B common shares outstanding during the applicable period. Diluted earnings per share of stock is computed using the weighted average number of common and Class B common shares outstanding and potential common shares (outstanding stock options). Weighted average shares of common and Class B common stock and potential common shares used in the calculation of basic and diluted earnings per share are summarized as follows:

                                                       First Quarter Ended
                                                             March 31,
                                                    -------------------------
                                                         1998          1997
                                                           (In thousands)
Weighted average shares outstanding (Basic EPS)         22,223        22,029

Stock options                                              392           349
                                                    ----------   -----------

Weighted average shares outstanding and
    stock options (Diluted EPS)                         22,615        22,378
                                                    ==========   ===========

Stock options included in the diluted earnings per share calculation were determined using the treasury stock method. Under the treasury stock method, outstanding stock options are dilutive when the average market price of the Company's common stock exceeds the option price during a period. In addition, proceeds from the assumed exercise of dilutive options along with the related tax benefit are assumed to be used to repurchase common shares at the average market price of such stock during the period.

Comprehensive Income - In June 1997, the Financial Accounting Standards Board issued statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. This statement established standards for the reporting and display of Comprehensive Income and its components. This statement is required to be implemented in financial statements issued for periods ending after December 15, 1997. For the three-month periods ended March 31, 1998 and 1997, the Company did not incur items to be reported in "Comprehensive Income" that were not already included in reported "net income". As a result, comprehensive income and net income were the same for these periods.

Reclassifications - Certain reclassifications have been made to the 1997 consolidated financial statements to conform with the 1998 presentation.

2.    SPIN-OFF AND MERGER

On May 25, 1998, the Company, Pulitzer Inc., (a newly-organized, wholly-owned subsidiary of the Company ("New Pulitzer")), and Hearst-Argyle Television, Inc. ("Hearst-Argyle") entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Hearst-Argyle will acquire the Company's television and radio broadcasting operations (collectively, the "Broadcasting Business"). The Broadcasting Business consists of nine network-affiliated television stations and five radio stations owned and operated by Pulitzer Broadcasting Company ("PBC"), a wholly-owned subsidiary of the Company, and its wholly-owned subsidiaries. The Broadcasting Business will be acquired by Hearst-Argyle through the merger ("Merger") of the Company into Hearst-Argyle.

Prior to the Spin-off (as defined below), the Company intends to borrow $700 million, which may be secured by the assets and/or stock of PBC and its subsidiaries. Out of the proceeds of this new debt, the Company will pay the existing Company debt and any costs arising as a result of the Merger and related transactions. Prior to the Merger, the balance of the proceeds of this new debt, together with the Company's publishing assets and liabilities, will be contributed by the Company to New Pulitzer pursuant to a Contribution and Assumption Agreement (the "Contribution"). Pursuant to the Merger Agreement, Hearst-Argyle will assume the new debt following the consummation of the Spin-off and Merger.

Immediately following the Contribution, the Company will distribute to each holder of Company Common Stock one fully-paid and nonassessable share of New Pulitzer Common Stock for each share of Company Common Stock held and to each holder of Company Class B Common Stock one fully-paid and nonassessable share of New Pulitzer Class B Common Stock for each share of Company Class B Common Stock held (the "Distribution"). The Contribution and Distribution are collectively referred to as the "Spin-off." The Spin-off and the Merger are collectively referred to as the "Transactions."

Consummation of the Transactions is subject, among other things, to the receipt of various regulatory approvals, Pulitzer stockholder approval of the Charter Amendment (as defined in Note 6) and approval of the Merger by the stockholders of both the Company and Hearst-Argyle. The Company has received a favorable letter ruling from the Internal Revenue Service confirming that the Spin-off will be tax-free to Pulitzer stockholders. Early termination of the initial waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 has also been granted. In addition, the Federal Communications Commission (the "FCC") has published notice of its grant of the application for the transfer of FCC licenses, including related waiver requests, from the Company to Hearst-Argyle. The Company anticipates that its special stockholders meeting to consider the Charter Amendment and the Merger will be held in January 1999 and that the Transactions will be completed shortly after the meeting.

Following the consummation of the Transactions, New Pulitzer will be engaged primarily in the business of newspaper publishing and related new media businesses. For financial reporting purposes, New Pulitzer is the continuing stockholder interest and will retain the Pulitzer name.

3.    DIVIDENDS

In the first quarter of 1998, two dividends of $0.15 per share were declared, payable on February 2, 1998 and May 1, 1998.

In the first quarter of 1997, two dividends of $0.13 per share were declared, payable on February 3, 1997 and May 1, 1997. In the second quarter of 1997, a dividend of $0.13 per share was declared, payable on August 1, 1997. In the third quarter of 1997, a dividend of $0.13 per share was declared, payable on November 1, 1997.

4.    BUSINESS SEGMENTS

The Company's operations are divided into two business segments, publishing and broadcasting. The following is a summary of operating data by segment (in thousands):

                                                           First Quarter Ended
                                                                 March 31,
                                                          ---------------------
                                                            1998          1997
                                                          --------     --------
Operating revenues:
    Publishing                                            $ 90,229     $ 85,835
    Broadcasting                                            53,170       50,171
                                                          --------     --------
          Total                                           $143,399     $136,006
                                                          ========     ========

 Operating income (loss):
    Publishing                                            $ 10,819     $ 11,150
    Broadcasting                                            16,915       14,819
    Corporate                                               (1,417)      (1,384)
                                                          --------     --------
          Total                                           $ 26,317     $ 24,585
                                                          ========     ========
 Depreciation and amortization:
    Publishing                                            $  3,379     $  3,349
    Broadcasting                                             5,551        5,834
                                                          --------     --------
          Total                                           $  8,930     $  9,183
                                                          ========     ========

 Operating margins
     (Operating income to revenues):
     Publishing (a)                                           17.8%        18.7%
     Broadcasting                                             31.8%        29.5%


      (a) Operating margins for publishing stated with St. Louis Agency adjustment added back to publishing operating income.

5.    COMMITMENTS AND CONTINGENCIES

At March 31, 1998, the Company and its subsidiaries had construction and equipment commitments of approximately $17,567,000. The Company's commitment for broadcasting program contracts payable and license fees at March 31, 1998 was approximately $30,455,000.

The Company is an investor in two limited partnerships requiring future capital contributions. As of March 31, 1998, the Company's unfunded capital contribution commitment related to these investments was approximately $12,522,000.

The Company and its subsidiaries are involved, from time to time, in various claims and lawsuits incidental to the ordinary course of its business, including such maters as libel, slander and defamation actions and complaints alleging discrimination. While the results of litigation cannot be predicted, management believes the ultimate outcome of such existing litigation will not have a material adverse effect on the consolidated financial statements of the Company and its subsidiaries.

In connection with the September 1986 purchase of Pulitzer Class B common stock from certain selling stockholders (the "1986 Selling Stockholders"), Pulitzer agreed, under certain circumstances, to make an additional payment to the 1986 Selling Stockholders in the event of a Gross-Up Transaction (as defined herein). A "Gross-Up Transaction" was defined to mean, among other transactions, (i) any merger, in any transaction or series of related transactions, of more than 85 percent of the voting securities or equity of Pulitzer pursuant to which holders of Pulitzer common stock receive securities other than Pulitzer common stock and
(ii) any recapitalization, dividend or distribution, or series of related recapitalizations, dividends or distributions, in which holders of Pulitzer common stock receive securities (other than Pulitzer common stock) having a Fair Market Value (as defined herein) of not less than 33 1/3 percent of the Fair Market Value of the shares of Pulitzer common stock immediately prior to such transaction. The amount of the additional payment, if any, would equal (x) the product of (i) the amount by which the Transaction Proceeds (as defined herein) exceeds the Imputed Value (as defined herein) multiplied by (ii) the applicable percentage (i.e., 50 percent for the period from May 13, 1996 through May 12, 2001) multiplied by (iii) the number of shares of Pulitzer common stock issuable upon conversion of the shares of Pulitzer Class B common stock owned by the 1986 Selling Stockholders, adjusted for, among other things, stock dividends and stock splits; less (y) the sum of any additional payments previously received by the 1986 Selling Stockholders; provided, however, that in the event of any recapitalization, dividend or distribution, the amount by which the Transaction Proceeds exceeds the Imputed Value shall not exceed the amount paid or distributed pursuant to such recapitalization, dividend or distribution in respect of one share of Pulitzer common stock.

The term "Transaction Proceeds" was defined to mean, in the case of a merger, the aggregate Fair Market Value (as defined herein) of the consideration received pursuant thereto by the holder of one share of Pulitzer common stock, and, in the case of a recapitalization, dividend or distribution, the aggregate Fair Market Value of the amounts paid or distributed in respect of one share of Pulitzer common stock plus the aggregate Fair Market Value of one share of Pulitzer common stock following such transaction. The "Imputed Value" for one share of Pulitzer common stock on a given date was defined to mean an amount equal to $28.82 compounded annually from May 12, 1986 to such given date at the rate of 15 percent per annum, the result of which is $154.19 at May 12, 1998. There was no specific provision for adjustment of the $28.82 amount, but if it were adjusted to reflect all stock dividends and stock splits of Pulitzer since September 30, 1986, it would now equal $15.72, which if compounded annually from May 12, 1986 at the rate of 15 percent per annum would now equal $84.11.

"Fair Market Value," in the case of any consideration other than cash received in a Gross-Up Transaction, was defined to mean the fair market value thereof as agreed to by a valuation firm selected by Pulitzer and a valuation firm selected by the 1986 Selling Stockholders, or, if the two valuation firms do not agree on the fair market value, the fair market value of such consideration as determined by a third valuation firm selected by the two other valuation firms. Any such agreement or determination shall be final and binding on the parties.

As a result of the foregoing, the amount of additional payments, if any, that may be payable by New Pulitzer with respect to the Merger and the Distribution cannot be determined at this time. However, if the Distribution were determined to be a Gross-Up Transaction and if the Fair Market Value of the Transaction Proceeds with respect to the Merger and the Distribution were determined to exceed the Imputed Value, then the additional payments to the 1986 Selling Stockholders would equal approximately $5.9 million for each $1.00 by which the Transaction Proceeds exceed the Imputed Value. Accordingly, depending on the ultimate resolution of the meaning and application of various provisions of the Gross-Up Transaction agreements, including the determination of Imputed Value and Fair Market Value of the Transaction Proceeds, in the opinion of Pulitzer's management, the amount of an additional payment, if any, could be material to the consolidated financial statements of Pulitzer.

6.    RESTATEMENT

On October 22, 1998, the Company determined that a change in facts had occurred concerning a stockholder vote that is required to consummate the Spin-off and Merger (see Note 2). When the Company entered into the Merger Agreement on May 25, 1998, the principal stockholders of the Company controlled, and continue to control, that number of shares of Class B Common Stock sufficient to approve the Merger regardless of the vote of any other holders of the Company's Common Stock and Class B Common Stock. In addition, the principal stockholders of the Company entered into a voting agreement with Hearst-Argyle (the "Pulitzer
Voting Agreement"), in which they agreed to direct the vote of all their shares in favor of the Merger and the transactions contemplated by it (including the Charter Amendment defined below). Consummation of the Merger is also conditioned upon the passage of an amendment to the Company's restated certificate of incorporation (the "Charter Amendment"), the approval of which requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock and the Class B Common Stock voting together as a single class and the vote of the holders of a majority of the outstanding shares of the Company's Common Stock voting as a separate class. On May 25, 1998, at the time of the execution and delivery of the Merger Agreement and the Pulitzer Voting Agreement, the principal stockholders of the Company had stated to the Company that they were committed to take such actions as they deemed necessary to effectuate the Transactions, including (i), on or before the record date for the Special Meeting of Stockholders of the Company (the "Special Stockholders Meeting") to be called for the purpose of voting upon the Merger and the Charter Amendment, the conversion of that number of their shares of Class B Common Stock into shares of Common Stock as would constitute a majority of the Company's then issued and outstanding shares of Common Stock and (ii) to vote those shares of Common Stock at the Special Stockholders Meeting in accordance with the provisions of the Pulitzer Voting Agreement. Based upon the facts that existed on May 25, 1998, and continued to exist through October 21, 1998, the Company determined that it was appropriate to report the Broadcasting Business as discontinued operations under Accounting Principles Board Opinion 30, "Reporting the Results of Operations" Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" ("APB 30"). On October 22, 1998, the principal stockholders advised the Company that they had not converted, and did not deem it necessary to convert on or before the record date for the Special Stockholders Meeting, that number of shares of the Company's Class B Common Stock as would constitute a majority of the then issued and outstanding shares of the Company's Common Stock. Accordingly, based upon this change in facts (i.e., even though the principal stockholders of the Company intend to vote all their shares in favor of the Charter Amendment upon which the Spin-off and Merger are conditioned, they alone will not be in a position at the Special Stockholders Meeting to approve the Charter Amendment), the Company determined that it would no longer be appropriate under APB 30 to report the Broadcasting Business as discontinued operations in the Company's consolidated financial statements. As a result, the Company's financial statements as of March 31, 1998 and for the three-month periods ended March 31, 1998 and 1997 have been restated from the amounts previously reported in the Company's Current Report on Form 8-K dated September 4, 1998 to now reflect the Broadcasting Business as a part of continuing operations of the Company. Such restatement results in the reclassification of amounts related to the Broadcasting Business previously reflected as discontinued operations in the consolidated financial statements but does not change the Company's previously reported amounts for consolidated net income, total earnings per share and stockholders' equity.

A summary of the significant effects of the restatement is as follows:

                                              At March 31, 1998
                                        -----------------------------
                                             As
                                          Previously          As
                                           Reported        Restated
Total current assets                       $133,275        $181,066
Properties--net                              78,647         164,100
Total intangibles and other assets          266,530         344,763
Total assets                                478,452         689,929

Total current liabilities                   $43,429         $72,458
Long-term debt                                   --         172,705
Pension obligations                          21,560          27,452
Postretirement and postemployment
    benefit obligations                      89,343          91,951
Other long-term obligations                   4,140           5,383


                                                        For the Three Months Ended March 31,
                                          ----------------------------------------------------------------
                                                      1998                               1997
                                          -----------------------------      -----------------------------
                                                As                                 As
                                           Previously          As              Previously        As
                                            Reported        Restated            Reported      Restated
Total operating revenues                    $90,229        $143,399             $85,835       $136,006
Total operating expenses                     80,827         117,082              76,069        111,421
Operating income                              9,402          26,317               9,766         24,585
Income from continuing operations             5,771          13,965               6,230         12,495
Income from discontinued operations           8,194              --               6,265             --

BASIC EARNINGS PER SHARE
    OF STOCK:
Continuing operations                         $0.26           $0.63               $0.28          $0.57
Discontinued operations                        0.37              --                0.29             --

DILUTED EARNINGS PER SHARE
    OF STOCK:
Continuing operations                         $0.26           $0.62               $0.28          $0.56
Discontinued operations                        0.36              --                0.28             --

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


Statements in this Report on Form 8-K concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, industry cyclicality, the seasonal nature of the business, changes in pricing or other actions by competitors or suppliers, and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission including this Report on Form 8-K.

GENERAL

         The Company's operating revenues are significantly influenced by a number of factors, including overall advertising expenditures, the appeal of newspapers, television and radio in comparison to other forms of advertising, the performance of the Company in comparison to its competitors in specific markets, the strength of the national economy and general economic conditions and population growth in the markets served by the Company.

         The Company's business tends to be seasonal, with peak revenues and profits generally occurring in the fourth and, to a lesser extent, second quarters of each year as a result of increased advertising activity during the Christmas and spring holiday periods. The first quarter is historically the weakest quarter for revenues and profits.

RECENT EVENTS

         On May 25, 1998, Pulitzer Publishing Company (the "Company" or "Pulitzer"), Pulitzer Inc. (a newly-organized, wholly-owned subsidiary of the Company ("New Pulitzer")), and Hearst-Argyle Television, Inc. ("Hearst-Argyle") entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Hearst-Argyle will acquire the Company's television and radio broadcasting operations (collectively, the "Broadcasting Business") through the merger ("Merger") of the Company into Hearst-Argyle. The Merger is subject to the satisfaction or waiver of certain closing conditions enumerated in the Merger Agreement. The Company's newspaper publishing and related new media businesses will continue as New Pulitzer, which will be distributed in a tax-free "spin-off" to the Company's stockholders (the "Spin-off") prior to the Merger.

         The Company's historical basis in its non-broadcasting assets and liabilities will be carried over to New Pulitzer. The Merger, the Spin-off and the related transactions will be recorded as a reverse-spin transaction, and, accordingly, New Pulitzer's results of operations for periods reported prior to the consummation of the Merger, the Spin-off and related transactions will represent the historical results of operations previously reported by the Company. (See Note 2 to the consolidated financial statements included in this Exhibit 99-2 to the Company's Current Report on Form 8-K.)

As discussed in Note 6 to the consolidated financial statements included in this
Exhibit 99-2 to the Company's Current Report on Form 8-K, the Company's consolidated financial statements as of March 31, 1998 and for the three-month periods ended March 31, 1998 and 1997 have been restated to reflect the Broadcasting Business as a part of continuing operations of the Company. Such restatement results in the reclassification of amounts related to the Broadcasting Business previously reflected as discontinued operations in the consolidated financial statements but does not change the Company's previously reported amounts for consolidated net income, total earnings per share and stockholders' equity.

CONSOLIDATED

         Operating revenues for the first quarter of 1998 increased 5.4 percent, to $143.4 million from $136 million for the first quarter of 1997. The increase reflected gains in both publishing and broadcasting.

         Operating expenses, excluding the St. Louis Agency adjustment, for the 1998 first quarter increased 5 percent, to $111.8 million from $106.5 million in the first quarter of 1997. The majority of the current year increase was attributable to higher overall personnel costs of $2.9 million and higher newsprint costs of $1.7 million.

         Operating income in the 1998 first quarter increased 7 percent, to $26.3 million from $24.6 million in the first quarter of 1997. The 1998 increase reflected higher operating income from the broadcast segment, resulting from increased advertising revenues, partially offset by a decrease in the publishing segment's earnings.

         Interest expense declined to $3.5 million in the 1998 first quarter from $4.5 million in the first quarter of 1997 due to lower average debt levels. The Company's average debt level for the 1998 first quarter decreased to $185.4 million from $250.1 million in the first quarter of 1997. The Company's average interest rate for the first quarter of 1998 increased slightly to 7.5 percent from 7.2 percent in the 1997 first quarter. The lower average debt level and higher average interest rate in 1998 reflected the payment of variable rate credit agreement borrowings during the last three quarters of 1997.

         Interest income for the first quarter of 1998 decreased 28.1 percent to $1 million from 1.5 million, due to a lower average balance of invested funds.

         The effective income tax rate for the first quarter of 1998 was 40.8 percent compared with a rate of 41 percent in the prior year quarter. The Company expects its effective tax rate on an annual basis for 1998 will be in the 40 to 41 percent range (exclusive of any non-recurring items related to the Spin-off and Merger).

         Net income in the 1998 first quarter increased 11.8 percent to $14 million, or $0.62 per diluted share, compared with $12.5 million, or $0.56 per diluted share, in the first quarter of 1997. The gain in net income reflected increased broadcast segment profits, primarily as a result of higher advertising revenues.

PUBLISHING

         Operating revenues from the Company's publishing segment for the first quarter of 1998 increased 5.1 percent, to $90.2 million from $85.8 million in the first quarter of 1997. The gain primarily reflected higher advertising revenues.

         Newspaper advertising revenues, increased $3.8 million, or 7 percent, in the first quarter of 1998. The significant portion of the current year increase resulted from higher classified and national advertising revenue at the St. Louis Post-Dispatch ("Post-Dispatch"). Full run advertising volume (linage in inches) increased 2.3 percent at the Post-Dispatch for the first quarter of 1998. Advertising volume was also up at The Arizona Daily Star ("Star"), increasing 3.1 percent. In the fourth quarter of 1997 and the first quarter of 1998, varying rate increases were implemented at the Post-Dispatch, the Star and most of the Company's community newspaper properties.

         Circulation revenues for the first quarter decreased 1.1 percent to $22.2 million in the first quarter of 1998 from $22.4 million in the prior year quarter. The lower circulation revenues reflect declines in paid circulation at the Post-Dispatch and the Star.

         Other publishing revenues increased $836,000, or 8.8 percent, in the first quarter of 1998, resulting primarily from higher preprint revenue at the Post-Dispatch.

         Operating expenses (including selling, general and administrative expenses and depreciation and amortization) for the publishing segment, excluding the St. Louis Agency adjustment, increased 6.3 percent to $74.1 million for the 1998 first quarter compared to $69.8 million for the same period in the prior year. The increase reflected the impact of higher newsprint prices which increased newsprint costs by $1.7 million and higher overall personnel costs of $1.6 million.

         Operating income from the Company's publishing activities for the first quarter of 1998 decreased 3 percent to $10.8 million from $11.2 million. The decrease was due to higher operating expenses.

         Fluctuations in the price of newsprint significantly impact the results of the Company's publishing segment, where newsprint expense accounts for approximately 20 percent of the segment's total operating costs. For the first quarter of 1998, the Company's average cost for newsprint was approximately $600 per metric ton, compared to approximately $530 per metric ton in the 1997 first quarter.

BROADCASTING

         Broadcasting operating revenues for the first quarter of 1998 increased 6 percent, to $53.2 million from $50.2 million in the first quarter of 1997. Local spot advertising increased 7.4 percent and national spot advertising increased 5.4 percent.

         Broadcasting operating expenses (including selling, general and administrative expenses and depreciation and amortization) for the first quarter of 1998 increased 2.6 percent, to $36.3 million from $35.4 million in the first quarter of the prior year. The increase was primarily attributable to higher overall personnel costs of approximately $1.3 million.

         Operating income from the broadcasting segment increased 14.1 percent to $16.9 million from $14.8 million, due primarily to the current year increase in local and national advertising revenue.

LIQUIDITY AND CAPITAL RESOURCES

         Outstanding debt, inclusive of the short-term portion of long-term debt, as of March 31, 1998, was $185.4 million, unchanged from the balance at December 31, 1997. The Company's borrowings consist primarily of fixed-rate senior notes with The Prudential Insurance Company of America (the "Prudential Senior Note Agreements"). Under a variable rate credit agreement with The First National Bank of Chicago, as Agent, for a group of lenders, the Company has a $50 million line of credit available through June, 2001 (the "FNBC Credit Agreement"). No amount is currently borrowed under the FNBC Credit Agreement.

         The Prudential Senior Note Agreements and the FNBC Credit Agreement require the Company to maintain certain financial ratios, place restrictions on the payment of dividends and prohibit new borrowings, except as permitted thereunder. Borrowings pursuant to the Prudential Senior Note Agreements will be repaid with new borrowings prior to the Merger, and the Prudential Senior Note Agreements and FNBC Credit Agreement will be terminated. The Company's new borrowings will be assumed by Hearst-Argyle at the time of the Merger. Accordingly, New Pulitzer will have no long-term borrowings immediately after the Spin-off and Merger.

         As of March 31, 1998, commitments for capital expenditures were approximately $17.6 million, relating to normal capital equipment replacements (including Year 2000 projects in-process) and the cost of a building project at the Louisville broadcasting property. Capital expenditures to be made in fiscal 1998 are estimated to be in the range of $25 to $30 million. Commitments for film contracts and license fees as of March 31, 1998 were approximately $30.5 million. In addition, as of March 31, 1998, the Company had capital contribution commitments of approximately $12.5 million related to investments in two limited partnerships.

         At March 31, 1998, the Company had working capital of $108.6 million and a current ratio of 2.5 to 1. This compares to working capital of $99.3 million and a current ratio of 2.32 to 1 at December 31, 1997.

         The Company from time to time considers acquisitions of properties when favorable investment opportunities are identified. In the event an investment opportunity is identified, management expects that it would be able to arrange financing on terms and conditions satisfactory to the Company.

         The Company generally expects to generate sufficient cash from operations to cover ordinary capital expenditures, film contract and license fees, working capital requirements, debt installments and dividend payments.

SPIN-OFF AND MERGER

         Prior to the Spin-off and Merger (collectively referred to as the "Transactions"), the Company intends to borrow $700 million which will provide sufficient funds to pay the existing Company debt and the costs of the Transactions discussed below. Pursuant to the Merger Agreement, Hearst-Argyle will assume the new debt following the consummation of the Transactions. (See
Note 2 to the consolidated financial statements included in this Exhibit 99-2 to the Company's Current Report on Form 8-K.)

         In connection with the Transactions, the Company will incur new borrowings, prepay existing Company debt and make several one-time payments near the dates of the Transactions. The Company will incur a prepayment penalty related to the prepayment of the existing borrowings under the Prudential Senior Note Agreements. Based upon November 30, 1998 interest rates, the prepayment penalty would be approximately $21 million. Professional fees to be incurred related to the Transactions are estimated in the range of $37 million. Management bonuses to be paid at the date of the Merger are estimated at approximately $12.1 million. Pursuant to the Merger Agreement, the Company will cash-out all outstanding stock options at the date of the Merger. Based upon outstanding options (946,344) and the Company's common stock market price ($81.25) as of November 30, 1998, payments to employee option holders of approximately $44.5 million would have been required. It is anticipated that a portion of the option cash-out and bonus payments will be deferred at the time of the Merger and paid at a future date. The Company expects to realize tax benefits related to the long-term debt prepayment penalty, stock option cash-out payments and bonus payments. The preceding amounts represent estimates based upon current information available to management of the Company. The final actual amounts will likely differ from the estimates.

         To the extent a gain is generated by the Transactions, a corporate-level income tax ("Spin-off Tax") will be due. The gain is measured by the excess, if any, of the fair market value of New Pulitzer stock distributed by the Company to its stockholders in the Spin-off over the Company's adjusted tax basis in such New Pulitzer stock immediately prior to the distribution. On November 30, 1998, the fair market value of New Pulitzer stock would be estimated as the difference between the closing price of the Company's common stock on November 30, 1998 ($81.25) and the fair market value for the Broadcasting Business of $51.11 per share, assuming the value ($1.15 billion) Hearst-Argyle is exchanging for the Company's common stock (22,499,749 shares at November 30, 1998). Using a fair market value of $30.14 (the excess of $81.25 over $51.11) per common share for the New Pulitzer stock, no gain (or tax) would result from the Transactions because the adjusted tax basis of the New Pulitzer stock would be approximately $34.29 per share. However, if the fair market value of the New Pulitzer stock would exceed the adjusted tax basis of such stock at the time of the Spin-off, the Spin-off Tax will increase by approximately $9.1 million for each $1.00 per share that the fair market value exceeds the adjusted tax basis. The actual gain and related income tax will depend on the fair market value and the Company's adjusted tax basis in the New Pulitzer stock at the time of the Spin-off.

         In connection with the September 1986 purchase of Pulitzer Class B common stock from certain selling stockholders (the "1986 Selling Stockholders"), Pulitzer agreed, under certain circumstances, to make an additional payment to the 1986 Selling Stockholders in the event of a Gross-Up Transaction (as defined herein). A "Gross-Up Transaction" was defined to mean, among other transactions, (i) any merger, in any transaction or series of related transactions, of more than 85 percent of the voting securities or equity of Pulitzer pursuant to which holders of Pulitzer common stock receive securities other than Pulitzer common stock and (ii) any recapitalization, dividend or distribution, or series of related recapitalizations, dividends or distributions, in which holders of Pulitzer common stock receive securities (other than Pulitzer common stock) having a Fair Market Value (as defined herein) of not less than 33 1/3 percent of the Fair Market Value of the shares of Pulitzer common stock immediately prior to such transaction. The amount of the additional payment, if any, would equal (x) the product of (i) the amount by which the Transaction Proceeds (as defined herein) exceeds the Imputed Value (as defined herein) multiplied by (ii) the applicable percentage (i.e., 50 percent for the period from May 13, 1996 through May 12, 2001) multiplied by (iii) the number of shares of Pulitzer common stock issuable upon conversion of the shares of Pulitzer Class B common stock owned by the 1986 Selling Stockholders, adjusted for, among other things, stock dividends and stock splits; less (y) the sum of any additional payments previously received by the 1986 Selling Stockholders; provided, however, that in the event of any recapitalization, dividend or distribution, the amount by which the Transaction Proceeds exceeds the Imputed Value shall not exceed the amount paid or distributed pursuant to such recapitalization, dividend or distribution in respect of one share of Pulitzer common stock.

         The term "Transaction Proceeds" was defined to mean, in the case of a merger, the aggregate Fair Market Value (as defined herein) of the consideration received pursuant thereto by the holder of one share of Pulitzer common stock, and, in the case of a recapitalization, dividend or distribution, the aggregate Fair Market Value of the amounts paid or distributed in respect of one share of Pulitzer common stock plus the aggregate Fair Market Value of one share of Pulitzer common stock following such transaction. The "Imputed Value" for one share of Pulitzer common stock on a given date was defined to mean an amount equal to $28.82 compounded annually from May 12, 1986 to such given date at the rate of 15 percent per annum, the result of which is $154.19 at May 12, 1998. There was no specific provision for adjustment of the $28.82 amount, but if it were adjusted to reflect all stock dividends and stock splits of Pulitzer since September 30, 1986, it would now equal $15.72, which if compounded annually from May 12, 1986 at the rate of 15 percent per annum would now equal $84.11.

         "Fair Market Value," in the case of any consideration other than cash received in a Gross-Up Transaction, was defined to mean the fair market value thereof as agreed to by a valuation firm selected by Pulitzer and a valuation firm selected by the 1986 Selling Stockholders, or, if the two valuation firms do not agree on the fair market value, the fair market value of such consideration as determined by a third valuation firm selected by the two other valuation firms. Any such agreement or determination shall be final and binding on the parties.

         As a result of the foregoing, the amount of additional payments, if any, that may be payable by New Pulitzer with respect to the Merger and the Distribution cannot be determined at this time. However, if the Distribution were determined to be a Gross-Up Transaction and if the Fair Market Value of the Transaction Proceeds with respect to the Merger and the Distribution were determined to exceed the Imputed Value, then the additional payments to the 1986 Selling Stockholders would equal approximately $5.9 million for each $1.00 by which the Transaction Proceeds exceed the Imputed Value. Accordingly, depending on the ultimate resolution of the meaning and application of various provisions of the Gross-Up Transaction agreements, including the determination of Imputed Value and Fair Market Value of the Transaction Proceeds, in the opinion of Pulitzer's management, the amount of an additional payment, if any, could be material to the consolidated financial statements of Pulitzer.

         Pursuant to the Merger Agreement, New Pulitzer will indemnify Hearst-Argyle against losses related to: (i) on an after tax basis, certain tax liabilities, including (A) any transfer tax liability attributable to the Spin-off, (B) with certain exceptions, any tax liability of Pulitzer or any subsidiary of Pulitzer attributable to any tax period (or portion thereof) ending on or before the closing date of the Merger, including tax liabilities resulting from the Spin-off, and (C) any tax liability of New Pulitzer or any subsidiary of New Pulitzer; (ii) liabilities and obligations under any employee benefit plans not assumed by Hearst-Argyle; (iii) any liabilities for payments made pursuant to a Gross-Up Transaction; and (iv) certain other matters as set forth in the Merger Agreement.

INFORMATION SYSTEMS AND THE YEAR 2000

         The Year 2000 Issue is the result of information systems being designed using two digits rather than four digits to define the applicable year. As the year 2000 approaches, such information systems may be unable to accurately process certain date-based information.

         In 1995, Pulitzer began reviewing and preparing its computer systems for the Year 2000. Generally, at Pulitzer's newspaper publishing locations, the following categories of computer systems were identified for assessment of Year 2000 compliance: pre-press systems, press systems, post-press systems, business systems, network systems, desktop PC systems, telecommunication systems and building systems. Significant sub-systems within these categories which were identified as non-compliant during the assessment phase represented aging hardware and software which would have required replacement in the near term irrespective of the Year 2000 Issue. Consequently, Pulitzer adopted a Year 2000 strategy which will replace its significant non-compliant systems with new compliant systems prior to December 31, 1999.

         Pulitzer's strategy for achieving Year 2000 compliance was developed using a five phase plan as follows: (1) educate and plan; (2) assess; (3) replace and renovate; (4) validate/test; and (5) implement. As of March 31, 1998, Pulitzer has completed the planning and assessment phases and is in the process of replacing, testing and implementing new compliant systems (with some systems already implemented). Pulitzer and New Pulitzer expect to have substantially all of the Year 2000 system changes implemented by

December 31, 1998 at The Arizona Daily Star, March 31, 1999 at the St. Louis Post-Dispatch and September 30, 1999 at the PCN properties.

         Pulitzer's current estimate of capital expenditures for new hardware and software to address Year 2000 issues, as well as to replace aging systems, is approximately $11.6 million for its newspaper publishing locations. At March 31, 1998, approximately $7.4 million of the total capital expenditure estimate remains to be spent through the projected implementation dates. These amounts do not include either the internal staff costs of Pulitzer's information technology department or the cost of minor Year 2000 system modifications, both of which are recorded as expense in the period incurred. Year 2000 modification costs for minor system issues are not expected to be significant. The Year 2000 related capital expenditures have been considered in Pulitzer's normal capital budgeting process and will be funded through operating cash flows.

         In addition to addressing internal system issues, Pulitzer is communicating with its major suppliers (including but not limited to newsprint, ink, telecommunication services and utilities) and selected customers to obtain assurance of their preparedness for the Year 2000. In general, questionnaires are being used to identify potential Year 2000 issues at these third parties which may impact Pulitzer's business operations and require a remedy.

         As of March 31, 1998, Pulitzer believes that its plan for achieving Year 2000 compliance will be fully implemented by September 30, 1999 and, consequently, the development of contingency plans for Year 2000 issues has not been undertaken at this time. The possible need for contingency plans will be monitored, and if necessary such plans will be developed, as Pulitzer proceeds with the implementation of its overall Year 2000 plan.

         The preceding discussion relates to Pulitzer's publishing operations only. Pulitzer does not expect to incur significant costs to address Year 2000 issues at its broadcasting locations prior to the Merger.

DIGITAL TELEVISION

         The Company's Orlando television station, WESH, is required to construct digital television facilities in order to broadcast digitally by November 1, 1999 and comply with Federal Communications Commission ("FCC") rules. The deadline for constructing digital facilities at the Company's other television stations is May 1, 2002. The Company is currently considering available options to comply with the FCC's timetable but does not expect to incur significant capital expenditures to construct digital facilities prior to the Merger.